Exhibit 5.1
[Letterhead of McGuireWoods LLP]
April 20, 2009
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
     Re: Bank of America Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the registration by the Corporation of an indeterminate amount of (i) its debt securities (the “Debt Securities”), (ii) its warrants (the “Warrants”), (iii) its purchase contracts (the “Purchase Contracts”), (iv) units, which are comprised of two or more securities, in any combination (the “Units”), (v) shares of its preferred stock (the “Preferred Stock”), (vi) fractional interests in its Preferred Stock represented by depositary shares (the “Depositary Shares”), (vii) shares of its common stock (the “Common Stock”), (viii) its junior subordinated notes (the “Junior Subordinated Notes”), and (ix) its guarantees of preferred securities of certain trusts (the “Guarantees,” and together with the Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares, Common Stock, and Junior Subordinated Notes, the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Act”).
     The Securities are to be issued, separately or together, in one or more series and may be sold from time to time as set forth in the Registration Statement, the applicable prospectuses contained therein (each, a “Prospectus”) and any amendments or supplements thereto. The Debt Securities will include the Corporation’s debt securities designated as its Senior Medium-Term Notes, Series L and its Subordinated Medium-Term Notes, Series L (collectively, the “Medium-Term Notes”).
     As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and its subsidiaries and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.
     Based on the foregoing, we are of the opinion that:
     1. When (1) the Registration Statement has become effective under the Act, (2) the amount of Securities and the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued and sold in compliance with applicable law and upon the terms and conditions set forth in the Registration Statement, the applicable Prospectus and the applicable supplements to such Prospectus (including, in the case of Debt Securities or Junior Subordinated Notes, due authentication thereof by the applicable trustee or by the authenticating agent, in accordance with the provisions of the indenture under which such Securities are to be issued), then

(a) the Debt Securities, Warrants, Purchase Contracts, Depositary Shares, Units, Junior Subordinated Notes, or Guarantees, as the case may be, will be validly authorized and issued and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any similar bank regulatory powers and to the application of principles of public policy, and (b) the shares of the Preferred Stock and Common Stock will be legally issued, fully paid, and non-assessable.
     2. The Medium-Term Notes have been duly authorized and, when the terms of the Medium-Term Notes have been established and when the Medium-Term Notes have been completed, executed, authenticated and delivered in accordance with the provisions of the Senior Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, a Fourth Supplemental Indenture dated as of April 28, 2006 and a Fifth Supplemental Indenture dated as of December 1, 2008, or the Subordinated Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as supplemented by a First Supplemental Indenture dated as of August 28, 1998 and a Second Supplemental Indenture dated as of January 25, 2007, Board Resolutions (as defined in the respective Indentures) relating to the Medium-Term Notes and the Distribution Agreement dated April 10, 2008 among the Corporation and the Selling Agents named therein, as amended or supplemented from time to time, against payment of the consideration therefor, will constitute legal, valid and binding obligations of the Corporation up to an initial amount of $30,000,000,000, the aggregate principal amount of Medium-Term Notes authorized to be issued as of the date of this opinion, which amount is subject to increase from time to time, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and any similar bank regulatory powers now or hereafter in effect and to the application of principles of public policy.
     This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. We hereby consent to be named in each of the Prospectuses as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ MCGUIREWOODS LLP

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